Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 30, 2012, except for the effects of the restatement discussed in Note 2 to the consolidated financial statements, as to which the date is April 20, 2013, relating to the financial statements of Sprouts Farmers Markets, LLC, which appears in Sprouts Farmers Market, Inc.’s Registration Statement on Form S-1 (No. 333-188493).

/s/ PricewaterhouseCoopers LLP

Phoenix, Arizona

August 30, 2013